EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-130007, No. 333-10178 and No. 333-31813 on Form S-8 and No. 333-129242, No. 333-125012, No. 333-117768, and No. 333-95235 on Form S-3 of our report dated April 17, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, in 2006) relating to the consolidated financial statements of The Wet Seal, Inc. and our report on management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 17, 2007